1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
Gulf of Mexico Exploration and Development Activities

NEW ORLEANS, LA, February 21, 2008 – McMoRan Exploration Co. (NYSE: MMR) today updated its exploration and development activities in the Gulf of Mexico, including latest developments at the Flatrock field and the Blackbeard ultra-deep well.

McMoRan announced today that the Flatrock No. 1 (“A” location) discovery well at South Marsh Island Block 212 has been ramped up and is currently producing at a rate of approximately 48.7 million cubic feet of gas per day (MMcf/d) and 750 barrels of condensate per day, approximately 12.5 MMcfe/d net to McMoRan, with flowing tubing pressure of 9,700 pounds per square inch.  As previously reported, initial production was established in the 17,200 foot Operc interval on January 28, 2008.

The Flatrock No. 2 (“B” location) delineation well, which commenced drilling on October 7, 2007, is located approximately one mile northwest of the Flatrock discovery well.  McMoRan announced today that the Flatrock No. 2 well has been drilled to 17,684 feet and log-while-drilling tools have indicated an additional resistive zone totaling 30 net feet of pay below 17,100 feet in the Operc section.  In total, the well has encountered eight sands including four zones as indicated by wireline logs previously announced in January 2008, which contained 190 net feet of hydrocarbon bearing sands over a combined 318 foot gross interval above 15,500 feet in the Rob-L section and four zones as indicated by log-while-drilling tools totaling 70 net feet of resistivity below 15,500 feet in the Rob-L and Operc sections.  Completion operations have commenced with initial production expected to be established in the thickest Rob-L interval by mid-year 2008.

The Flatrock No. 3 (“D” location) delineation well, which commenced drilling on November 5, 2007, is located approximately 3,000 feet south of the Flatrock discovery well.  The well has been drilled to 17,100 feet and log-while-drilling tools have indicated two additional zones, a Rob-L sand and an Operc sand, totaling 40 net feet of resistivity.  We are currently drilling in the top of the Operc sand.  As anticipated, this Operc sand is consistent with and structurally higher to the sand currently producing in the Flatrock No. 1 discovery well.  The two zones announced today are deeper than the Rob-L interval previously announced in February 2008, which contained 70 net feet of hydrocarbon bearing sands over a combined 280 foot gross interval above 15,500 feet as indicated by wireline logs.  The well will be deepened to a proposed total depth of 18,800 feet to evaluate additional targets in the Operc section.

McMoRan also announced today that the Hurricane Deep discovery at South Marsh Island Block 217 is currently producing at a gross rate of approximately 19 MMcfe/d, 4 MMcfe/d net to McMoRan.  Initial production was established in the Gryo section of the well on January 24, 2008.  McMoRan owns a 17.7 percent net revenue interest in the well.

McMoRan is pursuing aggressively the opportunities in the Flatrock area, located on OCS 310 at South Marsh Island Block 212 in approximately 10 feet of water.   McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has made several discoveries in this important area, including Flatrock, Hurricane, Hurricane Deep, JB Mountain, and Mound Point.  McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  Plains Exploration & Production Company (NYSE: PXP) has a 30.0 percent working interest in Flatrock and Hurricane Deep.

McMoRan also announced today that it has contracted the Rowan Gorilla IV rig to re-enter and deepen the Blackbeard No. 1 ultra-deep exploratory well located at South Timbalier Block 168 in 70 feet of water.  The rig is on location and drilling operations are expected to commence in the coming weeks.  The rights to this project, which was previously drilled to 30,067 feet in August 2006 but temporarily abandoned prior to reaching the primary targets, were acquired in the Newfield transaction in August 2007.  McMoRan holds a 26.8 percent working interest in the Blackbeard prospect, which is part of the Treasure Island ultra-deep play.  McMoRan owns approximately 450,000 gross acres associated with the ultra-deep play in the Gulf of Mexico.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries; oil and gas exploration, development and production activities; and anticipated and potential production and flow rates. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; and general exploration and development risks and hazards.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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